Exhibit 10.4
Description of Oral Contract with Levy Huezey.

Pursuant to a verbal agreement, Levy Huezey has agreed to act as our President, Chief Executive Officer, and Director to manage the affairs of the Company for a one (1) year period beginning on the Effective Date, and thereafter the Term shall be automatically extended for successive one-year periods unless and until such time as either Levy Huezey or the Company shall give written notice to the other at least 30 days prior to the expiration of the then current Term that no such automatic extension shall occur. In exchange, Levy Huezey shall receive a monthly fee of $1,000 per calendar month. Such fee shall be payable on the first day of each calendar quarter. The fees due and owing Levy Huezey will not have a current impact on our liquidity and capital resources as all compensation due and owing Levy Huezey is being accrued and deferred until such time that Levy Huezey, in his sole discretion, believes it to be in the best interest of the Company to pay any such amounts due and owing. There are no annuity, pension or retirement benefits proposed to be paid to our current officer and director and employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any. As of the date of this Prospectus, no funds have been paid to Levy Huezey.